Exhibit (h)(i)
PLACEMENT AGENCY AGREEMENT
     AGREEMENT dated as of March 1, 2001 between ACCESS CAPITAL STRATEGIES COMMUNITY INVESTMENT FUND, INC., a non-diversified closed-end management investment company that has elected status as a business development company under the Investment Company Act of 1940 (the “Fund”), ACCESS CAPITAL STRATEGIES LLC, a Massachusetts limited liability company (the “Manager”) and FAM DISTRIBUTORS, INC. (the “Placement Agent”).
     WHEREAS:
     A. Pursuant to the Management Agreement dated as of June 15, 1998 (the “Management Agreement”) between the Manager and the Fund, the Fund retained the Manager to provide, and the Manager agreed to provide to the Fund, certain investment advisory, portfolio management, and administrative services;
     B. Pursuant to a Sub-Management Agreement dated as of March 1, 2001 (the “Sub-Management Agreement”) between the Manager and Merrill Lynch Investment Managers, L.P. (the “Sub-Manager”), the Manager retained the Sub-Manager to provide, and the Sub-Manager agreed to provide, certain investment advisory, portfolio management and administrative services to the Manager in connection with the Manager’s management of the Fund;
     C. Each of the Manager and the Sub-Manager is an investment adviser registered as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);
     D. The Placement Agent is a registered broker-dealer under the Securities Act of 1934, as amended (the “Exchange Act”), and a member of the National Association of Securities Dealers, Inc. (the “NASD”); and
     E. The Fund desires to retain the Placement Agent to provide certain services to the Fund, including the identification of potential investors in the Fund, and the Placement Agent is willing to provide such services, in each case upon the terms and conditions set forth herein.
     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy are hereby acknowledged, the parties agree as follows:
     Section 1. Appointment of Placement Agent. The Fund hereby appoints the Placement Agent as the exclusive placement agent of shares (the “Shares”) of the Fund’s common stock, and the Placement Agent hereby accepts such appointment; provided that the Fund shall continue to be able to source commitments directly on its own behalf. The services to be performed by the Placement Agent hereunder shall include identifying potential investors in the Fund, introducing to the Fund potential investors in the Fund, and marketing the private placement offering of Shares to potential investors.

Section 2. Placement Fee.
(a) As compensation for the services of the Placement Agent hereunder, the Fund and the Manager jointly and severally agree to pay to the Placement Agent a placement fee equal to 0.25% of the aggregate commitments of prospective investors in the Fund (exclusive of any commitments sourced directly by the Manager and any commitments made by investors or prospective investors, other than affiliates of the Placement Agent, prior to the date of this Agreement). The placement fee relating to any such commitment shall be payable on the first business day of the calendar quarter commencing immediately following the calendar quarter during which the first to occur of the following events occurs: (i) the funding of such commitment pursuant to a capital call; or (ii) a default in the funding of such commitment that remains uncured for 30 days.
(b) The Placement Agent acknowledges that the aggregate commitment of any investor may be subject to more than one capital call and that the placement fee payable on any date pursuant to clause (a) of this Section 2 shall only be payable with respect to the portion of the aggregate commitment subject to the applicable capital call.
(c) Except as otherwise set forth in this Agreement, the Placement Agent shall bear all of the costs and expenses it incurs in fulfilling its obligations hereunder.
(d) All payment obligations of the Fund and the Manager under this Agreement that arise from events occurring, or that accrue, during the term of this Agreement shall survive any termination of this Agreement.
Section 3. Representations, Warranties and Covenants of the Placement Agent.
     (a) The Placement Agent agrees that Shares may only be marketed to institutional accredited investors as described in, and in accordance, with the Fund’s then current Private Offering Memorandum and any private placement procedures provided to it by the Fund.
     (b) The Placement Agent agrees not to give any information or to make any representations regarding the Fund or the Shares to any person other than the information or representations contained in the Fund’s then current Private Offering Memorandum and any other literature or documentation provided to it or approved by the Fund.
     (d) In marketing Shares, the Placement Agent agrees to comply with the requirements of all applicable federal and state laws and NASD rules and regulations.
     (e) The Placement Agent represents and warrants to the Fund that it is a registered broker-dealer under the Exchange Act, and a member of the NASD.
Section 4. Acknowledgements and Agreements of the Fund.
     (a) The Fund agrees to accept commitments and sell Shares so long as Shares are available for sale; provided that the Fund may at its sole discretion refuse for any reason whatsoever to accept any proposed commitment from or sell Shares to a prospective investor.

     (b) The Fund agrees to furnish the Placement Agent with copies of all information, financial statements and other documents which the Placement Agent may reasonably request for use in connection with the placement of Shares. The Fund and Manager will make available to the Placement Agent such number of copies of the Fund’s Private Offering Memorandum and annual and interim reports as the Placement Agent may reasonably request.
     (c) The Fund agrees to use its best efforts to take all necessary action to secure an exemption from the registration and qualification requirements of federal and state securities laws in connection with the offer and sale of Shares. The Fund agrees to make such amendments as may be necessary in order that there will be no untrue statement of material fact in the Fund’s Private Offering Memorandum, or omission to state a material fact in the Fund’s Private Offering Memorandum which omission would make the statements therein misleading.
     (d) The Placement Agent will be the exclusive placement agent of Shares; provided that the Placement Agent is an independent contractor and may enter into like arrangements with other issuers.
     Section 5. Indemnity. The Fund agrees to indemnify, hold harmless, and defend the Placement Agent, its affiliates, and each of its officers, directors, employees and agents, from and against any claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs (including reasonable fees and expenses of attorneys) of any nature caused by, arising out of or relating to:
(i)	any untrue statement or alleged untrue statement of a material fact contained in Agent, or the omission or the alleged omission to state therein a material fact necessary in order to make the statement therein not misleading, except insofar as such claims arise information or documentation furnished by the Fund or the Manager to the Placement out of or are based upon any untrue statement or omission in information furnished by the Placement Agent or any of its affiliates; or

(ii)	any transaction covered by this Agreement or the Placement Agent performing the services contemplated to be performed by it hereunder, except insofar as any such loss, claim, damage or liability is found by a court of competent jurisdiction to have resulted from (a) the Placement Agent’s gross negligence, bad faith or willful misconduct in performing such services or (b) actions of the Placement Agent in violation of this Agreement or applicable securities laws.
This agreement to indemnify and hold harmless shall survive the termination of this Agreement.
     Section 6. Termination of this Agreement. Either of the Fund or the Placement Agent may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party.
     Section 7. Selected DealerAgreements. Subject to the prior consent of the Fund (which consent shall not be unreasonably withheld), the Placement Agent shall have the right to enter into selected dealer agreements with registered broker-dealers dealers of its choice for the marketing of Shares and to fix therein the placement fee which may be allocated to selected dealers; provided that any such agreements shall be substantially in the form attached hereto as Exhibit A.
     Section 8. Miscellaneous.
     a) Notices. Any notices or other communications required or permitted hereunder will be in writing and shall be sent by facsimile, personally delivered, deposited in the U.S. mail first class postage prepaid with return receipt requested, or sent by a private messenger or carrier which issues delivery receipts, to the parties at the following addresses:
          If to the Fund or Access, to:
Access Capital Strategies LLC
124 Mount Auburn Street
Suite 200N
Cambridge, Massachusetts 02138
Attention: David Sand
Fax no.: 617-864-5693
          If to the Placement Agent, to:
FAM Distributors, Inc.
800 Scudders Mill Road
Plainsboro, NJ 08536
Attention: Phillip Gillespie
Fax no.: 609-282-3222
Any party may change the addresses specified above by notice to the other party in accordance with this Section 8(a). Notices will be effective when actually received.
     (b) Entire Agreement. This Agreement contains all the terms and provisions hereof and constitutes the entire agreement between the Fund, the Manager and the Placement Agent with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter hereof.
     (c) Amendments. This Agreement may not be amended, modified or supplemented except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto, which instrument, when so executed and delivered, shall thereupon become a part of this Agreement.
     (d) Binding Effect. This Agreement and the terms and provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective successors and permitted assigns.

     (e) Assignment. This Agreement and the respective rights and obligations of any party hereto are not be assignable without the written consent of the other party. Any purported assignment in breach of this provision shall be null and void.
     (f) Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.
     (g) Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original for all purposes and all of which will be deemed, collectively, one agreement.
     (h) Severability. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACCESS CAPITAL COMMUNITY INVESTMENT FUND, INC.

By:
Name:
Title:

ACCESS CAPITAL STRATEGIES LLC

By:
Name:
Title:

FAM DISTRIBUTORS, INC.

By:
Name:
Title:

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